Exhibit 99.1
Summarized Financial Information (a)
Metro AG
(in millions)

	September 30,	December 31,
	2011	2010(b)	2009(b)
	(Unaudited)
Current assets	€12,538	€16,155	€14,818
Non-current assets	18,778	18,912	18,464
Current liabilities	16,829	19,617	18,184
Non-current liabilities	8,436	8,990	9,106

	Nine Months Ended
	September 30,		Year Ended December 31,
	2011(c)	2010(c)	2010(b)	2009(b)	2008(d)
	(Unaudited)	(Unaudited)
Net sales	€47,232	€47,522	€67,258	€65,529	€67,955
Earnings before interest and taxes (EBIT)	972	794	2,211	1,681	1,985
Income from continuing operations(e)			1,139	824	987
Net profit for the period	266	229	936	519	558

(a)	The consolidated financial statements from which this data is derived are prepared in conformity with International Financial Reporting Standards (IFRS) of the International Accounting Standards Board (IASB), London.

(b)	The summarized financial information as of and for the years ended December 31, 2010 and 2009 was derived from the audited consolidated financial statements of Metro AG, (the “guarantor”) for the years ended December 31, 2010 and 2009 included in the guarantor’s 2010 Annual Report.

(c)	The summarized financial information as of September 30, 2011 and for the nine months ended September 30, 2011 and 2010 was derived from the unaudited consolidated financial statements included in the guarantor’s quarterly report for the third quarter of 2011.

(d)	The summarized financial information for the year ended December 31, 2008 was derived from the audited consolidated financial statements of the guarantor for the year ended December 31, 2008 included in the guarantor’s 2009 Annual Report.

(e)	Income from continuing operations for the nine months ended September 30, 2011 and 2010 is not available in the guarantor’s interim financial statements. Combined income from continuing and discontinued operations was €266 million and €229 million for the nine months ended September 30, 2011 and 2010, respectively. Income from continuing operations for the years ended December 31, 2010 and 2009 is not included in the guarantor’s audited financial statements and is derived from the Multi-year Overview contained in the guarantor’s 2010 Annual Report and is adjusted for “special items.”